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                                                                       EXHIBIT A

                                 April 27, 2001



Gameco, Inc.
1001 North U.S. Highway One, #710
Jupiter, Florida  33477


         Re: Voting Agreement

Gentlemen:

         The undersigned (the "Shareholder") understands that Gameco, Inc., a Delaware corporation ("Parent"), BH Acquisition, Inc., a Colorado corporation ("Merger Subsidiary"), and Black Hawk Gaming & Development Company, Inc., a Colorado corporation ("Company"), are entering into an Agreement and Plan of Merger to be dated on or about the date hereof, in the form thereof provided to the Shareholder's counsel on the date hereof (the "Agreement"), providing for, among other things, the merger of Merger Subsidiary into the Company (the "Merger"). Consummation of the Merger will require the approval of the shareholders of the Company.

         The Shareholder is a shareholder of the Company and is entering into this letter agreement at your request, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to induce you to enter into the Agreement and to consummate the transactions contemplated thereby.

         The Shareholder confirms its agreement with you as follows:

         1. The Shareholder represents and warrants that Schedule I annexed hereto sets forth the shares of the Company of which the Shareholder or any affiliate (as defined under the Securities Exchange Act of 1934, as amended) of the Shareholder (an "Affiliate") is the beneficial owner (the "Shares") and that the Shareholder and the Affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of any kind, except as disclosed in Schedule I. Except for the Shares set forth in Schedule I, neither the Shareholder nor any Affiliate owns or holds any rights to acquire any additional shares of the Company (other than pursuant to options or conversion rights with regard to any of the Shares, in each case as disclosed in Schedule
I) or any interest therein or any voting rights with respect to any such additional shares.

         2. Until the earliest date referred to in Section 11, the Shareholder agrees that he will not, and will not permit any Affiliate to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible into shares of the Company, or any voting rights with respect thereto, without your prior written consent, except that the Shareholder may transfer to Iowa State University or a foundation or trust related thereto (the "Transferee") up to 100,000 Shares (as appropriately adjusted for any stock split, recapitalization or similar event after the date hereof), subject to the Transferee's execution and



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delivery to Parent at or prior to the time of that transfer of (i) an instrument in form and substance reasonably acceptable to Parent under which the Transferee becomes bound by this letter agreement with the same effect as if it were Shareholder hereunder, or (ii) a separate agreement containing similar undertakings on terms no less favorable to, and in form and substance reasonably acceptable to, Parent.

         3. The Shareholder agrees that, during the term of this letter agreement, neither he nor any Affiliate will take any action that the Company would at that time be prohibited from taking under Section 5.03 of the Agreement.

         4. The Shareholder agrees that during the term of this letter agreement
(a) all of the shares of the Company beneficially owned by the Shareholder or any Affiliate, or over which the Shareholder or any Affiliate has voting power or control, directly or indirectly (including any such shares acquired after the date hereof), at the record date for any meeting of shareholders of the Company called to consider and vote on the Merger and the Agreement and the transactions contemplated thereby or any Acquisition Proposal (as such term is defined in the Agreement) will be voted by the Shareholder or such Affiliates, or any representative or proxy thereof, as applicable, in favor of the approval of the Merger and the Agreement and the transactions contemplated thereby and (b) neither the Shareholder nor any Affiliate nor any such representative or proxy will vote any such Shares in favor of, or participate in, support or make any recommendation in favor of, any Acquisition Proposal.

         5. The Shareholder hereby appoints Jeffrey P. Jacobs to attend the special meeting of the shareholders of the Company held to consider and vote on the Merger and to vote the shares referred to in Section 4 above, with all the power the Shareholder would possess if personally present, for the limited purpose of voting in favor of the approval of the Merger, the Agreement and the transactions contemplated thereby. The Shareholder agrees to execute, and to cause each Affiliate to execute, such proxies and other instruments, and to take and to cause each Affiliate to take, such actions as may be necessary to cause all of those shares to be so voted.

         6. The Shareholder hereby waives and releases and agrees not to pursue, and will cause each Affiliate to waive and release and agree not to pursue, any claim that the Shareholder or that Affiliate now or hereafter has or may have against the Company or Gameco or any affiliate of the Company or of Gameco, arising out of or with respect to or in connection with the Merger or the Agreement (including but not limited to any claim asserting dissenters' rights), or any action taken or omitted to be taken by the Company, Gameco or any such affiliate pursuant to or in connection with the Merger or the Agreement and not in violation of the Agreement. The Shareholder further agrees that he will not accept or retain, and will not permit any Affiliate to accept or retain, any payment, award or other benefit of any kind arising out of or with respect to or in connection with any claim or action initiated or asserted by any shareholder or class or other group of shareholders of the Company arising out of or with respect to or in connection with the Merger or the Agreement (including but not limited to any claim asserting dissenters' rights), or any action taken or omitted to be taken by the Company, Gameco or any such affiliate pursuant to or in connection with the Merger or the Agreement and not in violation of the Agreement. Notwithstanding the foregoing, the Shareholder and its Affiliates are not waiving, releasing or agreeing not to pursue any claim arising from any breach by Parent or Diversified Opportunities Group Ltd., an Ohio limited liability company ("Diversified"), of this letter agreement.



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         Subject to the accuracy of Shareholder's representations and warranties, and Shareholder's compliance with his covenants, set forth in
Section 7 hereof, Gameco shall indemnify Shareholder and hold Shareholder harmless from and against any action brought against Shareholder based on Shareholder's execution of, or performance of his obligations under and in accordance with, this letter agreement.

         This Section 6 will survive the termination of this letter agreement until the latest date permissible under applicable law.

         7. Each party hereto has all necessary power and authority to enter into this letter agreement and Shareholder has all necessary power and authority to give the waiver and release and enter into the agreements set forth in
Section 6 with respect to the Shares. This letter agreement is the legal, valid and binding agreement of each party hereto, and is enforceable against that party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. Neither party's execution, delivery or performance of this Agreement violates or conflicts with or will violate or conflict with any law or governmental order applicable to that party or any agreement or instrument to which that party is a party or by which that party is bound, and neither party hereto will enter into or become bound by any agreement or instrument that would conflict with or be violated by the parties' execution, delivery or performance of this Agreement. This letter agreement shall inure to the benefit of the parties hereto and the successors and assigns of Gameco.

         8. The Shareholder agrees that damages are an inadequate remedy for the breach by Shareholder of any term or condition of this letter agreement and that Gameco shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce our agreements herein.

         9. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are of mandatory application to matters arising under or in connection with this letter agreement, this letter agreement shall be governed by the laws of the State of Colorado, without application of choice of law principles.

         10. This letter agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements, understandings or representations between the parties, written or oral, with respect to the subject matter hereof.

         11. This letter agreement and the proxy granted pursuant to Section 5 hereof shall become effective upon the execution and delivery of the Agreement by the parties thereto. Parent hereby confirms that the Merger Consideration payable under the Agreement is $12.00 in cash per share of Company common stock. Except as otherwise provided herein, this letter agreement and the proxy granted pursuant to Section 5 hereof shall terminate automatically, without the need for any notice or other action by either party upon the earliest of (i) the date on which any amendment or modification is made to the Agreement that reduces the Merger Consideration to less than $12.00 in cash per share of Company common Stock, (ii) the date on which the Agreement is terminated, (iii) the Closing Date, as defined in the Agreement, and (iv) February 11, 2002.



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         Effective automatically, without the need for any notice or other action by any party hereto, on any termination of this letter agreement each of the Shareholder and Diversified, for himself and itself (as applicable) and his and its (as applicable) affiliates, irrevocably waives his and its (as applicable) rights under Sections 4, 5 and 6 of the Shareholders Agreement made as of November 12, 1996 by and among the Company, Diversified, the Shareholder and Frank B. Day (the "Shareholders Agreement"). Each of the Shareholder and Diversified represents and warrants that he or it (as applicable) has not assigned to any other person or entity any of his or its (as applicable) rights under the Shareholders Agreement. Diversified confirms its consent to the transfer described in Section 2 hereof and consents to the Shareholder's disposition of his shares of the Company in the Merger notwithstanding any termination of this letter agreement.

         12. Each of the parties hereto intends that the Company be a third party beneficiary of this letter agreement, and is entitled to the benefits thereof and has the ability to exercise the rights granted to Gameco herein as fully as if it were a full signatory of this letter agreement, but the parties hereto may amend or terminate this letter agreement without the Company's consent.

         13. Notwithstanding anything to the contrary contained herein, the Company does not constitute an Affiliate.

         14. The proxy granted pursuant to Section 5 hereof is granted in accordance with Colorado Revised Statutes Section 7-107-203.



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         Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                                     /s/ ROBERT D. GREENLEE
                                     ------------------------------------
                                     Robert D. Greenlee



                                     Gameco, Inc.



                                     By: /s/ JEFFREY P. JACOBS
                                         --------------------------------

         The undersigned hereby executes this Agreement solely for purposes of joining as a party with respect to Section 7 and the second paragraph of Section 11 hereof.

                                     Diversified Opportunities Group Ltd.
                                     By:  Jacobs Entertainment Ltd., its manager



                                     By: /s/ JEFFREY P. JACOBS
                                         -------------------------------




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                                   SCHEDULE I

                               OWNERSHIP OF SHARES


486,113 shares which are subject to the terms of the Shareholders Agreement (as defined herein).




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